                                                                    EXHIBIT 99.1

FOUR WINDS, INC. Financial Highlights(1)

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
                                      NINE MONTHS ENDED
                                         SEPTEMBER 30         FISCAL YEARS ENDED DECEMBER 31,
                                    ----------------------    --------------------------------
                                      1996          1995        1995        1994        1993
                                    --------      --------    --------    --------    --------
                                                          (IN THOUSANDS)
                                         (UNAUDITED)
INCOME STATEMENT
  Net revenue.....................  $ 23,318      $ 23,401    $ 32,039    $ 29,000    $ 26,380
  Operating income(2).............     4,026         3,517       5,201       5,166       5,431
  Depreciation....................     1,153         1,026       1,392       1,339       1,360
  Interest: senior(3).............     3,105         2,952       3,980       3,862       3,539
           other..................       296           446         605         656         530
  Net income (loss)...............        21          (195)        153          35         749

  Cash flows from operating
     activities...................     3,980         1,026       2,738       1,480          25

BALANCE SHEET
  Total assets....................  $ 25,806      $ 27,574    $ 26,796    $ 26,779    $ 27,064
  Debt: senior(3).................    28,686        28,889      28,840      29,028      29,198
        other.....................     4,369         6,182       4,987       5,988       6,165
  Stockholders' deficit...........   (12,929)      (13,001)    (12,890)    (12,805)    (12,611)

  Working capital.................     5,466         4,205       6,203       3,941       3,800
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NOTES
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(1) Audited financial statements for Four Winds, Inc. can be obtained by making a written request that includes the provider's name and address (Four Winds
    Hospital, 800 Cross River Road, Katonah, New York 10536) submitted to: New
    York State Department of Health, Empire State Plaza, 2230 Corning Tower,
    Albany, New York 12237.

(2) Operating income consists of net income before interest, depreciation, amortization and nonoperating gains and losses.

(3) Senior debt consists of a mortgage loan and term note payable to American Health Properties, Inc. Interest expense also includes participation interest paid to American Health Properties, Inc. pursuant to the mortgage loan agreement.